Exhibit 10.4

EMPLOYMENT AGREEMENT

AMONG

STORE CAPITAL CORPORATION, STORE CAPITAL ADVISORS, LLC AND TYLER MAERTZ

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of April 15, 2021 (the “Effective Date”), is entered into by and among STORE Capital Corporation, a Maryland corporation (the “Guarantor”), STORE Capital Advisors, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Guarantor (the “Company”), and Tyler Maertz (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to secure the services of the Executive in the position set forth below, and the Executive desires to serve the Company in such capacity;

WHEREAS, the Guarantor desires to guaranty the obligations of the Company under this Agreement; and

WHEREAS, the Guarantor, the Company and the Executive desire to enter into this Agreement to, among other things, set forth the terms of such employment.

NOW, THEREFORE, in consideration of the future performance and responsibilities of the Executive and the Company and upon the other terms and conditions and mutual covenants hereinafter provided, the parties hereby agree as follows:

Section 1. Employment.

(a)    Position. The Executive shall be employed by the Company during the Term (defined below) as its Executive Vice President – Acquisitions. The Executive shall report directly to the President, or such other executive officer as the President shall determine.

(b)    Duties. The Executive’s principal employment duties and responsibilities shall be those duties and responsibilities customary for the positions of Executive Vice President – Acquisitions and/or such other executive officer duties and responsibilities as the President (or such other executive officer as the President shall determine) shall from time to time reasonably assign to the Executive.

(c)    Extent of Services. Except for illnesses and vacation periods or as otherwise approved in writing by the President (or such other executive officer as the President shall determine), the Executive shall devote substantially all of the Executive’s business time and attention and the Executive’s best efforts to the performance of the Executive’s duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive may (i) make any investment in entities unrelated to the Guarantor, so long as (A) the Executive is not obligated or required to, and shall not in fact, devote any material managerial efforts to such investment, and (B) such investment is not in violation of any other terms of this Agreement, including Section 10 hereof; (ii) participate in charitable, academic or community activities, and in trade or professional organizations; or (iii) hold directorships in other businesses as permitted by the Board of Directors of the Guarantor (the “Board”) (the activities in clauses (i) through (iii) above are collectively referred to herein as the “Excluded Activities”); provided, in each case, that none of the Excluded Activities, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement.

Section 2. Term.

(a)    This Agreement shall become effective on the Effective Date and, unless terminated earlier as provided in Section 7, shall continue in full force and effect thereafter until April 15, 2025 (the “Initial Term”).

(b)    In the event the Company consummates a Change in Control (as defined below) at any time following the second anniversary of the Effective Date or during any Renewal Term (as defined below), then this Agreement will automatically renew for a period of two (2) years following the date of consummation of such Change in Control (a “Change in Control Extension Term”).

(c)    Upon the expiration of the Initial Term, any Change in Control Extension Term, and each Renewal Term, this Agreement will automatically renew for subsequent one (1) year terms (each a “Renewal Term”) unless either the Company or the Executive provides not less than sixty (60) days’ advance written notice to the other that such party does not wish to renew the Agreement for a subsequent Renewal Term. In the event such notice of nonrenewal is given pursuant to this Section 2(c), this Agreement will expire at the end of the then current term. The Initial Term, any Change in Control Extension Term, and each subsequent Renewal Term, taking into account any early termination of employment pursuant to Section 7, are referred to collectively as the “Term.”

(d)    For purposes of this Agreement, a “Change in Control” will be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

(i)    any person or entity (other than the Guarantor, any trustee or other fiduciary holding securities under an employee benefit plan of the Guarantor, or any company owned, directly or indirectly, by the stockholders of the Guarantor in substantially the same proportions as their ownership of capital stock of the Guarantor) becomes the Beneficial Owner (as such is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Guarantor (not including in the securities beneficially owned by such person or entity any securities acquired directly from the Guarantor or any affiliate thereof) representing 50% or more of the combined voting power of the then outstanding voting securities of the Guarantor;

(ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Guarantor) whose appointment or election by the Board or nomination for election by the Guarantor’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(iii)    there is consummated a merger, amalgamation or consolidation of the Guarantor with any other corporation, other than (A) a merger, amalgamation or consolidation into an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Guarantor following the completion of such transaction in substantially the same proportions as their ownership of the Guarantor immediately prior to such sale, or (B) a merger, amalgamation or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger, amalgamation or consolidation or, if the Guarantor or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iv)    the stockholders of the Guarantor approve a plan of complete liquidation or dissolution of the Guarantor or there is consummated an agreement for the sale or disposition by the Guarantor of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Guarantor of all or substantially all of the Guarantor’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Guarantor following the completion of such transaction in substantially the same proportions as their ownership of the Guarantor immediately prior to such sale, or (B) a sale or disposition of all or substantially all of the Guarantor’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Section 3. Base Salary. The Company shall pay the Executive a base salary annually (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. The initial Base Salary hereunder shall be paid at the annualized rate of $350,000. The Executive’s Base Salary shall be considered annually by the Board or the compensation committee thereof if such authority has been delegated to such committee (the Board or the Compensation Committee, as applicable, the “Committee”), and may be increased in the sole discretion of the Committee. Any increase shall be retroactive to January 1 of the year in which such increase is approved. The Base Salary, as adjusted by any subsequent increases, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount of the Executive’s annual base salary as established and adjusted from time to time pursuant to this Section 3.

Section 4. Annual Cash Incentive Bonus.

(a)    The Executive shall be eligible to receive an annual cash incentive bonus (the “Cash Bonus”) for each fiscal year during the Term of this Agreement. The target amount of the Cash Bonus for which the Executive is eligible shall be set by the Committee as a target percentage of Executive’s then-current Base Salary (the “Target Percentage”) and payment of a Cash Bonus (and the amount of such Cash Bonus) shall be based upon the satisfactory achievement of reasonable performance criteria and objectives (such criteria and objectives, the “Bonus Metrics”), which Bonus Metrics shall be adopted by the Committee, in its sole discretion, after consultation with management, each year prior to or as soon as practicable after the commencement of such year, but in no event later than March 1 of the applicable performance year and set forth in a written plan (the “Annual Bonus Plan”). If the Committee determines that the applicable Bonus Metrics have been achieved at or above a “threshold” level with respect to the applicable performance year, then, based on the level of such achievement, the Executive shall be entitled to receive payment of the applicable Cash Bonus (which may be less than, equal to, or greater than the Target Percentage based on the level of performance achieved and the terms of the Annual Bonus Plan). If the Committee determines that the applicable Bonus Metrics have not been achieved at a “threshold” level with respect to the applicable performance year, then no Cash Bonus under the Annual Bonus Plan shall be due and payable to the Executive for such year.

(b)    The Cash Bonus, if any, shall be paid to the Executive no later than thirty (30) days after the date on which the Committee determines (i) whether or not the applicable Bonus Metrics for such performance year have been achieved, and the level of such achievement, and (ii) the amount of the actual Cash Bonus so earned; provided that, except as may be set forth in the Annual Bonus Plan, in no event shall any Cash Bonus, if earned, be paid later than March 1 of the year following the performance year to which it relates.

(c)    Except as otherwise provided in Section 8(a)(ii) or Section 8(b)(ii) in connection with the termination of the Executive’s employment under certain circumstances, the Executive must be employed by the Company throughout the entirety of an applicable performance year (January 1 through December 31) in order to receive all or any portion of a Cash Bonus. For the avoidance of doubt, if the Executive was employed by the Company from January 1 through December 31 of such performance year, the Executive has met the employment criterion for Cash Bonus eligibility for that year and need not be employed by the Company thereafter, including at the time the Cash Bonus, if any, is determined or paid for that performance year, in order to receive payment of any Cash Bonus amount the Executive would otherwise be entitled to receive.

Section 5. Equity Grants. In addition to a Cash Bonus under Section 4, the Executive shall be eligible to receive equity awards, as determined by the Committee under any equity incentive plan(s) established by the Company, the Guarantor or any of their respective affiliates and as in effect from time to time. The terms of any such equity awards shall be approved by the Committee and set forth in the applicable equity incentive plan and related grant documents.

Section 6. Benefits.

(a)    Paid Time Off. During the Term, the Executive shall be entitled to such paid time off, including sick time and personal days, generally made available by the Company to other senior executive officers of the Company, subject to the terms and conditions of the Company’s paid-time off policy.

(b)    Employee Benefit Plans. During the Term, the Executive (and, where applicable, the Executive’s spouse and eligible dependents, if any, and their respective designated beneficiaries) shall be eligible to participate in and receive the benefit of each employee benefit plan sponsored or maintained by the Company and generally made available to other senior executive officers of the Company, subject to the generally applicable provisions thereof. Nothing in this Agreement shall in any way limit the Company’s right to amend or terminate any such employee benefit plan in its sole discretion, with or without notice, so long as any such amendment affects the Executive and the other senior executive officers of the Company in a similar fashion.

(c)    Other Benefits. The perquisites set forth below are provided to the Executive subject to continued employment with the Company:

(i)    Disability Insurance. The Company shall maintain a supplemental, long-term disability policy on behalf of the Executive; provided that the cost of such policy (to the Company) shall not exceed $15,000 per year or such higher amount as may be subsequently approved by the Committee.

(ii)    Annual Physical. The Company shall pay the cost of an annual medical examination for the Executive by a licensed physician in the Scottsdale or Phoenix, Arizona area selected by the Executive; provided that the cost for such annual medical examination shall not exceed $2,500 per year or such higher amount as may be subsequently approved by the Committee.

(iii)    Club Dues. The Company shall pay, or reimburse the Executive for, the monthly membership dues actually incurred by the Executive for one fitness or country club membership maintained by the Executive; provided that the payable or reimbursable amount shall not exceed $1,000 per month or such higher amount as may be subsequently approved by the Committee. For the avoidance of doubt, except as specifically provided for above, the Company shall not pay, or reimburse the Executive for, any other expenses associated with such club membership (including, but not limited to, any initiation fees and personal expenditures at such club).

Section 7. Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate:

(a)    Death or Disability. Immediately upon the death or Disability of the Executive. As used in this Agreement, “Disability” means the Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a mental or physical disability.

(b)    For Cause. At the election of the Company, for Cause. For purposes of this Agreement, “Cause” means the Executive’s:

(i)     refusal or neglect, in the reasonable judgment of the Board, to perform substantially all the Executive’s employment-related duties, which refusal or neglect is not cured within twenty (20) days’ of the Executive’s receipt of written notice from the Company;

(ii)    willful misconduct;

(iii)    personal dishonesty, incompetence or breach of fiduciary duty which, in any case, has a material adverse impact on the business or reputation of the Company or any of its affiliates, as determined in the Board’s reasonable discretion;

(iv)    conviction of or entrance of a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction);

(v)    willful violation of any federal, state or local law, rule, or regulation that has a material adverse impact on the business or reputation of the Company or any of its affiliates, as determined in the Board’s reasonable discretion; or

(vi)    material breach of any covenant contained in Section 10 of this Agreement.

Executive’s termination for Cause shall take effect immediately upon Executive’s receipt of written notice from the Company of such termination for Cause, which notice shall specify, with particularity, each basis for the Company’s determination that Cause exists.

(c)    For Good Reason. At the election of the Executive, for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following actions or omissions, without the Executive’s written consent:

(i)    A material reduction of, or other material adverse change in, the Executive’s duties or responsibilities (including in connection with a Change in Control, where the Executive’s duties or responsibilities are materially reduced, or materially adversely changed, as compared to the Executive’s duties or responsibilities prior to such Change in Control), such that Executive is no longer performing the duties or engaging in the responsibilities of an executive officer of the Company, or the assignment to the Executive of any duties or responsibilities that are materially inconsistent with the Executive’s position as an executive officer of the Company;

(ii)    A material reduction by the Company in the Executive’s annual Base Salary or in the Target Percentage with respect to the Cash Bonus;

(iii)    (A) the requirement by the Company that the primary location at which the Executive performs the Executive’s duties be changed to a location that is outside of a 35-mile radius of Scottsdale, Arizona, or (B) a substantial increase in the amount of travel that the Executive is required to do because of a relocation of the Company’s headquarters from Scottsdale, Arizona;

(iv)    A material breach by the Company of any provision of this Agreement not otherwise specified in this Section 7(c), it being agreed and understood that any breach of the Company’s obligations under Section 6(c) shall not constitute a material breach of this Agreement and the Executive’s sole remedy for any breach of such Section 6(c) shall be monetary damages; and

(v)    Any failure by the Company, in the event of a Change in Control (as hereinafter defined), to obtain from any successor to the Company an agreement to assume and perform this Agreement, as contemplated by Section 15(e).

Notwithstanding the foregoing, the Executive’s termination of employment for Good Reason shall not be effective, and Good Reason shall not be deemed to exist, until (A) the Executive provides the Company with written notice specifying, with particularity, each basis for the Executive’s determination that actions or omissions constituting Good Reason have occurred, and (B) the Company fails to cure or resolve the issues identified by the Executive’s notice within thirty (30) days of the Company’s receipt of such notice. The Company and the Executive agree that such thirty (30) day period shall be utilized to engage in discussions in a good faith effort to cure or resolve the actions or omissions otherwise constituting Good Reason, and that the Executive will not be considered to have resigned from employment during such thirty (30) day period.

(d)    Without Cause; Without Good Reason. At the election of the Company, without Cause, upon thirty (30) days’ prior written notice to the Executive, or, at the election of the Executive, without Good Reason, upon thirty (30) days’ prior written notice to the Company. For the avoidance of doubt, the exercise by the Company of its right to not extend the Agreement, or the expiration of this Agreement by its terms at the end of the Term, shall constitute a termination at the election of the Company without Cause.

Section 8. Effects of Termination.

(a)    Termination By the Company Without Cause or By the Executive for Good Reason. If the employment of the Executive is terminated by the Company for any reason other than Cause, death or Disability, or if the employment of the Executive is terminated by the Executive for Good Reason, then, subject to the terms and conditions of Section 15(i), the Company shall pay or provide to the Executive the following compensation and benefits:

(i)    Accrued Obligations. Any and all Base Salary, Cash Bonus and any other compensation-related payments that have been earned but not yet paid, including (if applicable) pay in lieu of accrued, but unused, vacation, and unreimbursed expenses that are owed as of the date of the termination of Executive’s employment, in each case that are related to any period of employment preceding the Executive’s termination date (the “Accrued Obligations”). Any earned but unpaid Cash Bonus that is part of the Accrued Obligations shall be paid at the time provided for in Section 4 above. Any Accrued Obligations that constitute retirement or deferred compensation shall be payable in accordance with the terms and conditions of the applicable plan, program or arrangement. All other Accrued Obligations shall be paid within thirty (30) days of the date of termination, or, if earlier, not later than the time required by applicable law; provided that the payment of any unreimbursed expenses shall be subject to the Executive’s submission of substantiation of such expenses in accordance with the Company’s applicable expense policy;

(ii)    Severance Payment.

(A)    An amount equal to the Cash Bonus at the Target Percentage for which the Executive is eligible for the year in which the termination of employment occurs, prorated for the portion of such year during which the Executive was employed by the Company prior to the effective date of the Executive’s termination of employment; plus

(B)    An amount equal to two times the sum of:

(1)    the Executive’s Base Salary in effect on the date of termination, plus

(2)    an amount equal to the greater of (x) the average Cash Bonus received by the Executive for the last two completed fiscal years during which Executive served as an Executive Vice President of the Company, or (y) the Cash Bonus at the Target Percentage (calculated on the basis of a full fiscal year) for which the Executive was eligible during the last completed fiscal year, regardless of whether the Executive actually received a Cash Bonus at such Target Percentage for that year.

The sum of the amounts payable under clauses (A) and (B) of this Section 8(a)(ii) are referred to, collectively, as the “Severance Payment.” Subject to the provisions of Section 8(e), the Severance Payment shall be paid to the Executive in a single, lump sum cash payment within sixty-two (62) days following the effective date of the Executive’s termination of employment; and

(iii)    COBRA Reimbursement. If the Executive is eligible for, and elects to receive, continued coverage for the Executive and, if applicable, the Executive’s eligible dependents under the Company’s group health benefits plan(s) in accordance with the provisions of COBRA, the Company shall reimburse the Executive for a period of twelve (12) months following termination of the Executive’s employment (or, if less, for the period that the Executive is eligible for such COBRA continuation coverage) for the excess of (A) the amount that the Executive is required to pay monthly to maintain such continued coverage under COBRA, over (B) the amount that the Executive would have paid monthly to participate in the Company’s group health benefits plan(s) had the Executive continued to be an employee of the Company (the “COBRA Reimbursement” and such amount, the “COBRA Reimbursement Amount”). COBRA Reimbursements shall be made by the Company to the Executive consistent with the Company’s normal expense reimbursement policy; provided that the Executive submits documentation to the Company substantiating his payments for COBRA coverage. However, if the Company determines in its sole discretion that it cannot, without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), provide any COBRA Reimbursements that otherwise would be due to the Executive under this Section 8(a)(iii), then the Company will, subject to the provisions of Section 15(i), in lieu of any such COBRA Reimbursements, provide to the Executive a taxable monthly payment in an amount equal to the COBRA Reimbursement Amount, which payments will be made regardless of whether the Executive elects COBRA continuation coverage (the “Alternative Payments”). Any Alternative Payments will cease to be provided when, and under the same terms and conditions, COBRA Reimbursements would have ceased under this Section 8(a)(iii). For the avoidance of doubt, the Alternative Payments may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable taxes and withholdings, if any. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole, good faith discretion that it cannot provide the Alternative Payments contemplated by the preceding sentence without violating Section 2716 of the Public Health Service Act, the Executive will not receive such payments.

(iv)    Accelerated Vesting. Any and all outstanding unvested shares of restricted common stock of the Guarantor that had been awarded to

Executive under any equity incentive plan of the Guarantor (the “Unvested Shares”) shall immediately vest and any restrictions thereon shall immediately lapse upon such termination of employment. The acceleration of any other equity incentives granted to the Executive under any equity incentive plan of the Guarantor in connection with such termination of employment shall be governed by the applicable plan and related grant documents.

(b)    Termination on Death or Disability. If the employment of the Executive is terminated due to the Executive’s death or Disability, the Company shall have no further liability or further obligation to the Executive except that the Company shall pay or provide to the Executive (or, if applicable, the Executive’s estate or designated beneficiaries under any Company-sponsored employee benefit plan in the event of his death) the following compensation and benefits:

(i)    The Accrued Obligations, at the times provided and subject to the conditions set forth in Section 8(a)(i) above;

(ii)    An amount equal to the Cash Bonus at the Target Percentage for which the Executive is eligible for the year in which the Executive’s death or Disability occurs, prorated for the portion of such year during which the Executive was employed by the Company prior to the Executive’s death or termination of employment due to Disability (less any payments in respect of such Cash Bonus related to that performance year received by the Executive during such year), such amount to be paid within thirty (30) days after the Executive’s death or such termination of employment due to Disability;

(iii)    Any and all outstanding Unvested Shares shall immediately vest and any restrictions thereon shall immediately lapse upon the Executive’s death or termination of employment due to Disability (the acceleration of any other equity incentives granted to the Executive under any equity incentive plan of the Guarantor in connection with the termination of the Executive’s employment due to death or Disability shall be governed by the applicable plan and related grant documents); and

(iv)    If the Executive is eligible for and elects to receive continued coverage under the Company’s medical and health benefits plan(s) in accordance with the provisions of COBRA for the Executive and, if applicable, the Executive’s eligible dependents, or if the Executive’s eligible dependents are eligible for such continued coverage due to the Executive’s death, then the Company shall reimburse the Executive or such dependents for a period of eighteen (18) months following the Executive’s termination of employment due to death or Disability (or, if less, for the period that the Executive or any such dependent is eligible for such COBRA continuation coverage) for the excess of (A) the amount that the Executive or any such dependent is required to pay monthly to maintain such continued coverage under COBRA, over (B) the amount that the Executive would have paid monthly to participate in the Company’s group health benefits plan(s) had the Executive continued to be an employee of the Company.

(c)    By the Company for Cause or By the Executive Without Good Reason. In the event that the Executive’s employment is terminated (i) by the Company for Cause, or (ii) voluntarily by the Executive without Good Reason, the Company’s sole obligation shall be to pay the Executive the Accrued Obligations at the times provided and subject to the conditions set forth in Section 8(a)(i) above.

(d)    Termination of Authority; Resignation from Boards. Immediately upon the termination of the Executive’s employment with the Company for any reason, or the expiration of this Agreement, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of the Executive’s terminated or expired positions, and shall be without any of the authority or responsibility for such positions. On request of the Board at any time following the termination or expiration of the Executive’s employment for any reason, the Executive shall resign from the Board (and the boards of directors or managers of the Company or any affiliate of the Company or the Guarantor) if then a member and shall execute such documentation as the Company shall reasonably request to evidence the cessation of the Executive’s terminated or expired positions.

(e)    Release. Prior to the payment by the Company of the payments and benefits provided under Sections 8(a)(ii)-(iv) or Sections 8(b)(ii)-(iv) due hereunder, if any, and in no event later than sixty-two (62) days following the effective date of Executive’s termination, the Executive (or, if applicable, Executive’s representative) shall, as a condition to receipt of such payments and benefits, deliver to the Company a General Release of Claims in a form acceptable to the Company that is effective and irrevocable with respect to all potential claims the Executive may have against the Company, the Guarantor or their respective affiliates related to the Executive’s employment. The Company shall be responsible for providing a proposed form of release within ten (10) calendar days of the date of the Executive’s termination of employment. If the Company timely provides a proposed form of release and the Executive does not timely execute and return it, or revokes such release after delivery, the Company shall not be required to pay the Executive all or any portion of such payments and benefits.

Section 9. Section 280G of the Code. Notwithstanding anything contained in this Agreement to the contrary, if the Executive would receive (a) any payment, deemed payment or other benefit as a result of the operation of Section 8 hereof that, together with any other payment, deemed payment or other benefit the Executive may receive under any other plan, program, policy or arrangement (collectively with the payments under Section 8 hereof, the “Covered Payments”), would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the

“Code”) that would be or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, and (b) a greater net after-tax benefit by limiting the Covered Payments so that the portion thereof that are parachute payments do not exceed the maximum amount of such parachute payments that could be paid to the Executive without the Executive’s being subject to any Excise Tax (the “Safe Harbor Amount”), then the Covered Payments to the Executive shall be reduced (but not below zero) so that the aggregate amount of parachute payments that the Executive receives does not exceed the Safe Harbor Amount. In the event that the Executive receives reduced payments and benefits hereunder, such payments and benefits shall be reduced in connection with the application of the Safe Harbor Amount in the following manner: first, the Executive’s Severance Payment under Section 8(a)(ii) shall be reduced, followed by, to the extent necessary and in order, (i) any COBRA Reimbursements or Alternative Payments under Section 8(a)(iii); (ii) the vesting of the Unvested Shares under Section 8(a)(iv); and (iii) the Accrued Obligations under Section 8(a)(i). For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax, such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of a public accounting firm appointed by the Company prior to the change in control or tax counsel selected by such accounting firm (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the allocable portion of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax, and the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

Section 10. Noncompetition; Nonsolicitation and Confidentiality.

(a)    Consideration. The Executive acknowledges that, in the course of his employment with the Company, the Executive will serve as a member of the Company’s senior management and will become familiar with the Company’s trade secrets and with other confidential and proprietary information and that the Executive’s services will be of special, unique and extraordinary value to the Company, the Guarantor and their respective subsidiaries. The Executive further acknowledges that the business of the Company, the Guarantor and their respective subsidiaries is national in scope and that the Company, the Guarantor and their respective subsidiaries, in the course of such business, works with customers and vendors throughout the United States, and competes with other companies located throughout the United States. Therefore, in consideration of the foregoing, Executive agrees that (i) the Executive shall comply with subparagraphs (b), (c), (d) and (e) of this Section 10 during the Term and (except in the case of the exercise by the Company of its right to not extend the Agreement, or the expiration of this Agreement by its terms at the end of the Term) for the period of time following the Term specified in each such subparagraph, and (ii) the Company’s obligation to make any of the payments and benefits to be paid or provided to the Executive under this Agreement (including, without limitation, under Section 8 and Section 9) shall be subject to the Executive’s compliance with subparagraphs (b), (c), (d) and (e) of this Section 10, during the Term and for the period of time following the Term specified in each such subparagraph.

(b)    Noncompetition. During the Term and for a period of twelve (12) months following the termination of the Executive’s employment (the “Restricted Period”), the Executive shall not, anywhere in the United States where the Company, the Guarantor or its subsidiaries conduct business prior to the date of the Executive’s termination of employment (the “Restricted Territory”), directly or indirectly, whether as a principal, partner, member, employee, independent contractor, consultant, shareholder or otherwise, provide services to (i) any entity (or any division, unit or other segment of any entity) whose principal business is to purchase real estate from, and to lease such real estate back to, the owners and/or operators of businesses that (A) are operated from single-tenant locations within the United States, (B) generate sales and profits at each such location, and (C) operate within the service, retail, and manufacturing sectors, including, without limitation and for example only, restaurants, early childhood education centers, movie theaters, health clubs and furniture stores, or (ii) any other business or in respect of any other endeavor that is competitive with or similar to any other business activity (A) engaged in by the Company, the Guarantor or any of their respective subsidiaries prior to the date of the Executive’s termination of employment or (B) that has been submitted to the Board (or a committee thereof) for consideration and that is under active consideration by the Board (or a committee thereof) as of the date of the Executive’s termination of employment (the services described in Section 10(b)(i) and Section 10(b)(ii) are defined collectively as the “Restricted Business”). Nothing in this Section 10 shall prohibit the Executive from making any passive investment in a public company, from owning five percent (5%) or less of the issued and outstanding voting securities of any entity, or from serving as a non-employee, independent director of a company that does not compete with the Company, the Guarantor or any of their respective subsidiaries (as described in this Section 10(b)), provided that such activities do not create a conflict of interest with Executive’s employment by the Company or result in the Executive being obligated or required to devote any managerial efforts to such entity.

Notwithstanding anything in this Section 10(b) to the contrary, if (i) the Executive’s employment is terminated under circumstances that the Company asserts do not obligate the Company to make the Severance Payment described in Section 8(a)(ii) (e.g., the Company asserts that the Executive’s employment is terminated for Cause), (ii) the Executive disagrees and timely invokes the arbitration process set forth in Section 12(a)

to challenge such assertion, and (iii) the Company does not, within ten (10) business days after it receives the Executive’s written demand for arbitration, either make the Severance Payment, confirm in writing that it will make the Severance Payment if the Severance Payment is not yet due, or deposit the full amount of the Severance Payment in escrow with a third party unaffiliated bank pending the outcome of the arbitration, then this Section 10(b) shall cease to apply to the Executive, and such cessation shall be retroactive to the date of termination of employment. To effectuate the purpose of this provision, the Company will, within ten (10) business days of the termination of Executive’s employment, regardless of who initiates such termination or the reason for it, provide the Executive with a written statement of the Company’s position regarding whether the Company is obligated to make the Severance Payment.

(c)    Non-Solicitation of Employees. During the Restricted Period, except in accordance with performance of the Executive’s duties hereunder, the Executive shall not, directly or indirectly, induce any person who was employed by the Company, the Guarantor or any of their respective subsidiaries during Executive’s employment with the Company to terminate employment with that entity, and the Executive shall not, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment to or otherwise interfere with the employment relationship of the Company, the Guarantor or any of their respective subsidiaries with any person who is or was employed by the Company, the Guarantor or such subsidiary during Executive’s employment with the Company unless, at the time of such employment, offer or other interference, such person shall have ceased to be employed by such entity for a period of at least six months; provided, that the foregoing will not apply to individuals solicited or hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit or hire a particular individual) or to individuals who have responded to a public solicitation to the general population.

(d)    Non-Solicitation of Clients. During the Restricted Period, the Executive shall not solicit or otherwise attempt to establish any business relationship with any person or entity that is, or during the twelve (12) month period preceding the date of the Executive’s termination of employment with the Company was, a customer, client or distributor of the Company, the Guarantor or any of their respective subsidiaries if the solicitation or establishment of the business relationship is in connection with or on behalf of any Restricted Business that the Executive is precluded from providing services to pursuant to Section 10(b).

(e)    Confidentiality. At any time during or after the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any confidential or proprietary information pertaining to the business of the Company, the Guarantor or any of their respective subsidiaries (“Confidential Information”). The Company acknowledges that, prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages and the Company’s and the Guarantor’s customers, and that the provisions of this Section 10 are not intended to restrict the Executive’s use of such previously acquired knowledge. Upon termination of the Executive’s employment with the Company for any reason, the Executive shall return to the Company all Company property and all written Confidential Information in the possession of the Executive. Notwithstanding anything in this Agreement or any other Company document to the contrary, the Executive shall be permitted, and the Company expressly acknowledges the Executive’s right, to divulge, disclose or make accessible to the Executive’s counsel any Confidential Information that, in the good faith judgment of the Executive (or the Executive’s counsel), is necessary or appropriate in order for counsel to evaluate the Executive’s rights, duties or obligations under this Agreement or in connection with the Executive’s status as an officer and/or director of the Company, the Guarantor or any of their respective subsidiaries.

In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information to a third party (other than his counsel), the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement; (b) consult with the Company, at the Company’s request, on the advisability of taking legally available steps to resist or narrow such request or requirement; and (c) assist the Company, at the Company’s request and expense, in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company requests no consultation or assistance from the Executive pursuant to this provision or otherwise waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.

In addition, nothing in this Agreement is intended to restrict Executive’s right to report to a governmental agency any alleged violations of the federal securities laws or other laws unrelated to the employment laws specified in Section 8(e) as applicable to the Executive.

Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.ve, or to receive financial rewards from the government for such reporting.

(f)    Injunctive Relief with Respect to Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to noncompetition, nonsolicitation and confidentiality, as the case may be, set forth herein relate to special, unique and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees, to the fullest extent permitted by applicable law, that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants or obligations contained in this Section 10. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Section 10, the Executive represents that the Executive’s economic means and circumstances are such that such provisions will not prevent the Executive from providing for the Executive and the Executive’s family on a basis satisfactory to the Executive.

Nothing in this Section 10 shall impede, restrict or otherwise interfere with the Executive’s participation in any Excluded Activities.

The Executive agrees that the restraints imposed upon him pursuant to this Section 10 are necessary for the reasonable and proper protection of the Company, the Guarantor and their respective subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section 10 shall be determined by any court or arbitrator of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision may be modified by the court or arbitrator to permit its enforcement to the maximum extent permitted by law.

Section 11. Intellectual Property. During the Term, the Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by the Executive in the course of the Executive’s employment, the Executive’s entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever developed solely during the Term (“Intellectual Property”), whether developed by the Executive during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, the Guarantor, their respective subsidiaries or their respective successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with the Executive’s obligations under this Agreement including Section 10 thereof, so long as such books or articles (a) are not funded in whole or in part by the Company, (b) do not interfere with the performance of the Executive’s duties under this Agreement, and (c) do not use or contain any Confidential Information or Intellectual Property of the Company, the Guarantor or their respective subsidiaries. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

Section 12. Disputes.

(a)    Arbitration. Excluding requests for equitable relief by the Company under Section 10(f), all controversies, claims or disputes arising between the parties that are not resolved within sixty (60) days after written notice from one party to the other setting forth the nature of such controversy, claim or dispute shall be submitted to binding arbitration in Maricopa County, Arizona. Arbitration of disputes under this Agreement shall proceed in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) as those rules are applied to individually negotiated employment agreements, as then in effect (“Rules”), provided that both parties shall have the opportunity to conduct pre-arbitration discovery. The arbitration shall be decided by a single arbitrator mutually agreed upon by the parties or, in the absence of such agreement, by an arbitrator selected according to the applicable rules of the AAA.

(b)    Jury Waiver. Each party to this Agreement understands and expressly acknowledges that in agreeing to submit the disputes described in Section 12(a) to binding arbitration, such party is knowingly and voluntarily waiving all rights to have such disputes heard and decided by the judicial process in any court in any jurisdiction. This waiver includes, without limitation, the right otherwise enjoyed by such party to a jury trial.

(c)    Limitations Period. All arbitration proceedings pursuant to this Agreement shall be commenced within the time period provided for by the legally recognized statute of limitations applicable to the claim being asserted. No applicable limitations period shall be deemed shortened or extended by this Agreement.

(d)    Arbitrator’s Decision. The arbitrator shall have the power to award any party any relief available to such party under applicable law, but may not exceed that power. The arbitrator shall explain the reasons for the award and must produce a formal written opinion. The arbitrator’s award shall be final and binding and judgment upon the award may be entered in any court of competent jurisdiction. There shall be no appeal from the award except on those grounds specified by the Federal Arbitration Act and case law interpreting the Federal Arbitration Act.

(e)    Legal Fees. Notwithstanding anything to the contrary in Section 12(d), the Arbitrator shall have the discretion to order the Company to pay or promptly reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive in successfully enforcing or defending any right of the Executive pursuant to this Agreement even if the Executive does not prevail on all issues; provided, however, that the Company shall have no obligation to reimburse the Executive unless the amount recovered by the Executive from the Company, exclusive of fees and costs, is at least equal to the greater of (i) $50,000, or (ii) 25% of the award sought by the Executive in any arbitration or other legal proceeding.

(f)    Availability of Provisional Injunctive Relief. Notwithstanding the parties’ agreement to submit all disputes to final and binding arbitration, either party may file an action in any court of competent jurisdiction to seek and obtain provisional injunctive and equitable relief to ensure that any relief sought in arbitration is not rendered ineffectual by interim harm that could occur during the pendency of the arbitration proceeding.

Section 13. Indemnification. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law and the governing instruments of the Company or the Guarantor, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director or employee of the Company, the Guarantor or their respective subsidiaries.

Section 14. Cooperation in Future Matters. The Executive hereby agrees that for a period of twelve (12) months following the Executive’s termination of employment, the Executive shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company or the Guarantor, or otherwise being reasonably available to the Company or the Guarantor for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

Section 15. General.

(a)    Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or facsimile, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 15(a):

to the Company or the Guarantor:

Store Capital Advisors, LLC

8377 E. Hartford Drive, Suite 100

Scottsdale, Arizona 85255

Attention:        President

Facsimile:        480.256.1101

to the Executive:

At the Executive’s last residence shown on the records of the Company.

A copy of each notice provided by either party shall also be delivered to:

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, Arizona 85016

Attention:        David P. Lewis

Facsimile:        480.606.5526

email:              david.lewis@dlapiper.com

Any such notice shall be effective (i) if delivered personally, when received; (ii) if sent by overnight courier, when receipted for; and (iii) on confirmed receipt if sent by written telecommunication or facsimile; provided that a copy of such communication is sent by regular mail, as described above.

(b)    Severability. If a court of competent jurisdiction finds or declares any provision of this Agreement invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c)    Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(d)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)    Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s and the Guarantor’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company except that the Company shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s or the Guarantor’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company and the Guarantor would be required to perform it in the absence of such an assignment. For all purposes under this Agreement, the term “Company” or “Guarantor” shall include any successor to the Company’s or the Guarantor’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

(f)    Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof. For the avoidance of doubt, the parties hereto acknowledge that that certain Employment Agreement, dated as of October 1, 2020 (as amended, supplemented or modified from time to time), by and among the Company, the Guarantor and the Executive, and any rights, obligations and liabilities of the parties thereunder, shall automatically be terminated upon the effectiveness of this Agreement. This Agreement may not be amended except by a written instrument hereafter signed by the Executive and a duly authorized representative of the Board (other than the Executive).

(g)    Guarantee. By executing this Agreement, the Guarantor hereby unconditionally guarantees all obligations of the Company under this Agreement.

(h)    Governing Law and Jurisdiction. Except for Section 12 of this Agreement, which shall be governed by the Federal Arbitration Act, this Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Arizona, without giving effect to principles of conflicts of law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in Arizona for any lawsuit filed there against Executive by the Company arising from or relating to this Agreement.

(i)    409A Compliance. It is intended that this Agreement comply with Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”). Notwithstanding anything to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Section 409A. To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount of the benefit provided thereunder in a taxable year of the Executive shall not affect the amount of such benefit provided in any other taxable year of the Executive (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) any portion of such benefit provided in the form of a reimbursement shall be paid to the Executive on or before the last day of the Executive’s taxable year following the Executive’s taxable year in which the expense was incurred, and (iii) such benefit shall not be subject to liquidation or exchange for any other benefit. For all purposes under this Agreement, reference to the Executive’s “termination of employment” (and corollary terms) from the Company shall be construed to refer to the Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) from the Company. If the Executive is a “specified employee” within the meaning of Section 409A, any payment required to be made to the Executive hereunder upon or following the Executive’s date of termination for any reason other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code) shall, to the extent necessary to comply with and avoid imposition on the Executive of any tax penalty imposed under, Section 409A, be delayed and paid in a single lump sum during the ten (10) day period following the six (6) month anniversary of the date of termination. Any severance payments or benefits under this Agreement that would be considered deferred compensation under Section 409A will be paid on, or, in the case of installments, will not commence until, the sixty-second (62nd) day following separation from service, or, if later, such time as is required by the preceding sentence or by Section 409A. Any installment payments that would have been made to the Executive during the sixty-two (62)-day period immediately following the Executive’s separation from service but for the preceding sentence will be paid to the Executive on the sixty-second (62nd) day following the Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(j)    Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction.

(k)    Payments and Exercise of Rights After Death. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to the Executive’s death, all amounts thereafter due hereunder shall be paid, as and when payable, to the Executive’s spouse, if such spouse survives the Executive, and otherwise to his estate.

(l)    Consultation With Counsel. The Executive acknowledges that, prior to the execution of this Agreement, the Executive has had a full and complete opportunity to consult with counsel or other advisers of the Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement. The Company acknowledges that, following the execution of this Agreement, the Executive shall have the right to consult with counsel of the Executive’s choosing (at the Executive’s personal expense) concerning the terms, enforceability and implications of this Agreement and the Executive’s rights, duties and obligations hereunder and as an officer and/or director of the Company or the Guarantor and, in so doing, may divulge Confidential Information to his counsel.

(m)    Withholding. Any payments provided for in this Agreement shall be paid after deduction for any applicable income tax withholding required under federal, state or local law.

(n)    Survival. The provisions of Sections 8, 9, 10, 11, 12, 13, 14, and 15 shall survive the termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

STORE CAPITAL ADVISORS, LLC

By:	/s/ Catherine Long
Name:	Catherine Long
Title:	Executive Vice President – Chief Financial Officer, Treasurer and Assistant Secretary

STORE CAPITAL CORPORATION, as guarantor of the Company’s obligations hereunder

By:	/s/ Mary Fedewa
Name:	Mary Fedewa
Title:	President and Chief Operating Officer

EXECUTIVE

/s/ Tyler Maertz
Tyler Maertz

[Signature Page to Maertz Employment Agreement]